Lumentum Appoints Thad Trent to Board of Directors
SAN JOSE, Calif., December 15, 2025 /BUSINESS WIRE/ – Lumentum Holdings Inc. ("Lumentum"), a global leader in optical and photonic technology, today announced the appointment of Thad Trent to the company's Board of Directors, effective immediately. His appointment expands the board membership to nine members.
“I am thrilled to welcome Thad to the Lumentum Board,” said Penelope Herscher, Chair of Lumentum’s Board of Directors. “He brings a wealth of expertise in corporate finance, M&A activity, in-house manufacturing and process efficiency that is mission-critical to our future. I am confident his valuable insights will accelerate the execution of our long-term strategy, helping us drive growth and deliver sustainable shareholder value."
“Lumentum's portfolio of foundational optics is vital for the significant build-out of artificial intelligence and cloud infrastructure,” said Thad Trent. “I look forward to collaborating with the senior leadership team and the rest of the Board to ensure we capitalize on these significant opportunities and build lasting value for our shareholders."
Mr. Trent is a seasoned finance professional with extensive leadership and management experience at a variety of complex, global public companies. He currently serves as Executive Vice President and Chief Financial Officer of onsemi (NASDAQ:ON), a role he has held since February 2021. Prior to onsemi, he was the Chief Financial Officer of Cypress Semiconductor Corporation from 2014 until its acquisition by Infineon Technologies in 2020. His career, which began in 1992, includes progressive finance leadership roles at companies such as Wind River Systems and Wyle Electronics. He holds a B.S. in Business Administration and Finance from San Diego State University.
About Lumentum
Lumentum (NASDAQ: LITE) is a market-leading designer and manufacturer of innovative optical and photonic products enabling optical networking and laser applications worldwide. Lumentum optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum lasers enable advanced manufacturing techniques and diverse applications, including next-generation 3D sensing capabilities. The company is headquartered in San Jose, California, with R&D, manufacturing, and sales offices worldwide. For more information, visit www.lumentum.com.

Contact Investors:	Kathy Ta, +1.408.750.3853; investor.relations@lumentum.com
Media:	Victoria McDonald, +1.408.404.0636; media@lumentum.com
Source:	Lumentum